Exhibit 99.1

Company Contact:
Mr. Ryan Hua
Vice President of Operations
Cleantech Solutions International, Inc.
Email: ryanhua@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Investor Relations Contact:
Ms. Elaine Ketchmere
CCG Investor Relations
Tel: +1-310-954-1345
Email: elaine.ketchmere@ccgir.com
Web: www.ccgirasia.com

Cleantech Solutions International Reports Second Quarter 2012 Results

Wuxi, Jiangsu Province, China – August 14, 2012 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar, dyeing and finishing equipment and other clean technology industries, today announced its financial results for the three and six months ended June 30, 2012.

“During the second quarter of 2012, we experienced growing market demand for our dyeing equipment, forger rolled ring products, and solar components as compared to the first quarter of 2012. Our revenue growth compared to the first quarter of 2012 reflected an overall modest increase in market demand," commented Mr. Jianhua Wu, Chairman and Chief Executive Officer of Cleantech Solutions. “In recent years, the exponential growth of China’s wind power industry resulted in this segment accounting for a significant percentage of our total revenue. However, over the past several quarters, we have started to diversify our revenue base with great success and hope to continue to modify our product portfolio to cater to other heavy equipment industries, the solar industry, LED lighting industry and other clean technology industries,” added Mr. Wu.

Second Quarter 2012 Results

Revenue for the second quarter of 2012 increased 1.8% to $12.8 million, compared to $12.6 million for the same period of 2011. Sequentially, revenue increased 36.4% compared to the first quarter of 2012.

Revenue from the sale of forged rolled rings to the wind power industry and other industries decreased 5.7% to $8.2 million, or 64.0% of net revenue, compared to $8.7 million, or 69.1% of net revenue, in the same period last year. The decrease in revenue was mainly due to decline in market demand for capital equipment related to wind power industry, which was partly offset by an increase in revenue from the Company’s forged rolled rings and related products for other industries.

The increase in revenue is summarized as follows:

●
Revenue from the sale of forged rolled rings exclusively to the wind power industry fell 25.7% to $4.6 million, representing 36.2% of net revenue, compared to $6.2 million, or 49.5% of net revenue, in the comparable period last year.

●
Revenue from the sale of forged rolled rings to other industries increased 44.9% to $3.6 million, or 27.8% of net revenue, compared with $2.5 million, or 19.5% of net revenue for the comparable period of the prior year.

Revenue from the Company’s dyeing and finishing equipment segment increased 18.5% to $4.6 million, or 36.0% of net revenues, compared to $3.9 million, or 30.9% of net revenue, for the second quarter of 2011. We believe that this increase was largely attributable to the dyeing industry’s response to local government’s policies which encourage the purchase of low-emission airflow dyeing machines.

Gross profit for the second quarter of 2012 decreased 11.7% to $2.7 million, compared to $3.1 million for the same period in 2011. Gross margin decreased to 21.0% during the second quarter of 2012 compared to 24.2% for the same period a year ago. The decline in gross margin was mainly attributable to the forged rolled rings and related products segment, and was primarily due to lower operational and cost efficiencies, including the allocation of fixed costs such as depreciation to cost of revenues as the Company operated at lower production levels. Gross margin for the dyeing and finishing equipment segment declined slightly due to increase in labor cost.

Operating expenses decreased 17.8% to $1.1 million, compared to $1.4 million in the comparable period last year. The  decrease was primarily due to decrease in fees paid for professional services, reduced bad debt expenses, decrease in payroll and benefits paid, and decrease in shipping expenses as the Company did not incur any shipping expenses in relation to its products sold to the solar industry.

Selling, general and administrative expenses for the three months ended June 30, 2012 decreased 26.9% to $0.8 million, as compared to $1.0 million for the three months ended June 30, 2011.

Operating income decreased 6.7% to $1.6 million, compared to $1.7 million for the same period of 2011. Operating margin was 12.2% compared to 13.3% in the second quarter last year.

Other expense was $62,000 compared to other income of $34,000 for the same period in 2011. The increase was due to an increase in interest expense as a result of increase in debt and capital lease obligations.

Adjusted EBITDA, a non-GAAP measurement, which excludes interest, taxes, warrant modification expense, depreciation and amortization, was up 1.5% to $3.15 million, compared to $3.10 million in the same quarter last year.

Net income for the second quarter of 2012 was $1.1 million, or $0.40 diluted earnings per share, compared to $1.2 million, or $0.47 diluted earnings per share, in the second quarter of 2011. Diluted earnings per share were calculated using diluted weighted average shares of 2,660,983 and 2,509,757 for the three months ended June 30, 2012 and June 30, 2011, respectively.  All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Results for Six Months

For the six months ended June 30, 2012, revenues decreased 26.3% to $22.2 million from $30.2 million in 2011. Gross profit decreased 39.8% to  $4.6 million, compared to  $7.6 million last year. Gross margin for the six months ended June 30, 2012 was 20.6%, compared to 25.2% in the corresponding period of 2011. Operating income decreased 54.7% to $2.4 million from $5.3 million in 2011. Adjusted EBITDA was $5.6 million, compared to $7.9 million in the same period last year. Net income was $1.4 million, or $0.53 per diluted share, a 64.2% decrease from $3.8 million, or $1.51 per diluted share, in the year ago period. Non-GAAP net income, which excluded the one-time non-cash warrant modification expense of $235,133, was $1.6 million, or $0.62 of diluted earnings per share, compared to $3.8 million, or $1.51 of diluted earnings per share, in the comparable period last year. All share and per share information has been adjusted to reflect a one-for-ten reverse stock split effective March 6, 2012.

Financial Condition

As of June 30, 2012, Cleantech Solutions held cash and cash equivalents of $1.3 million compared with $1.2 million at December 31, 2011.  Accounts receivable were $8.0 million and total current assets of $18.0 million. The Company had $2.7 million in short-term bank loans payable and $0.2 million of current capital lease obligations and stockholders’ equity was $74.2 million. In the first six months of 2012, the Company generated $3.0 million in cash flow from operations.

Subsequent Events

On July 9, 2012 the Company announced that it has received follow-on purchase orders to supply 20 units of solar components to its international customer and has received maintenance orders from its Chinese domestic customer, for an aggregate amount of $0.78 million.

On July 19-20, 2012 the Company held its adjourned annual meeting of stockholders, where stockholders elected Jianhua Wu, Fu Ren Chen, Xi Lui, Bao Wen Wang and Tianziang Zhou to the board of directors of the Company to serve until the next annual meeting and until their successors are elected and qualified and approved the Company’s conversion from a Delaware corporation to a Nevada corporation.

On August 8, 2012 the Company announced that it has received a new purchase order to supply 21 units of airflow dyeing machines and related components to a domestic customer for a purchase price of RMB11.6 million (approximately $1.8 million).

Business Outlook

"Due to challenges faced by the wind power industry, we foresee the demand for our products supplied to the wind power industry to remain soft in the near term. Despite these challenges, we continue to hold a positive outlook in the longer term. However, during this period our strategy is to focus our resources towards other heavy equipment industries to help diversify our revenue and customer base. We have seen a modest but steady growth in demand for our products sold to the solar industry and will continue to work with our customers to expand our product offering and benefit from the longer term growth of this sector.”

“Additionally, demand for our new energy-efficient air flow dyeing machines is gaining momentum due to the industry’s response to the policies offered by the local government in Jiangsu province, where China’s textile industry is concentrated. We are seeing strong order growth from this segment as the PRC government is encouraging textile manufacturers to replace obsolete machinery with low-emission and environmental friendly dyeing machines," Mr. Wu concluded.

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Wednesday, August 15, 2012 to discuss financial results for the second fiscal quarter ended June 30, 2012.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial (706) 643-0585. When prompted, please enter conference passcode: 19727529.

If you are unable to participate in the conference call at this time, a replay will be available for 14 days starting on August 15, 2012 at 12:00 noon ET. To access the replay, dial (855) 859-2056. International callers dial (404) 537-3406, and enter passcode: 19727529.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarter ended June 30, 2012. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,307,312	$1,152,607
Restricted cash	284,824	314,233
Notes receivable	47,471	53,420
Accounts receivable, net of allowance for doubtful accounts	8,011,584	7,087,958
Inventories, net of reserve for obsolete inventory	5,911,511	4,276,090
Advances to suppliers	1,601,450	219,347
Prepaid VAT on purchases	608,960	1,512,213
Prepaid expenses and other	199,190	110,670

Total Current Assets	17,972,302	14,726,538

PROPERTY AND EQUIPMENT - net	64,668,749	64,042,079

OTHER ASSETS:
Land use rights, net	3,800,970	3,820,536

Total Assets	$86,442,021	$82,589,153

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$2,690,001	$2,356,749
Bank acceptance notes payable	284,824	314,233
Accounts payable	4,843,331	4,997,109
Accrued expenses	948,011	771,597
Capital lease obligations- current portion	248,046	244,747
Advances from customers	2,394,167	1,166,942
VAT and service taxes payable	54,736	-
Income taxes payable	484,216	592,202

Total Current Liabilities	11,947,332	10,443,579

OTHER LIABILITIES:
Capital lease obligations - net of current portion	254,800	381,235

Total Liabilities	12,202,132	10,824,814

STOCKHOLDERS' EQUITY:
Preferred stock $0.001 par value (30,000,000 shares authorized, all of which were designated as series A convertible preferred, 0 and 10,995,807 shares
issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	-	10,996
Common stock ($0.001 par value; 50,000,000 shares authorized;
2,667,017 and 2,101,849 shares issued and outstanding
at June 30, 2012 and December 31, 2011, respectively)	2,667	2,102
Additional paid-in capital	28,089,776	27,489,600
Retained earnings	35,892,733	34,618,341
Statutory reserve	2,164,324	2,064,551
Accumulated other comprehensive gain - foreign currency translation adjustment	8,090,389	7,578,749

Total Stockholders' Equity	74,239,889	71,764,339

Total Liabilities and Stockholders' Equity	$86,442,021	$82,589,153

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

`	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES	$12,832,863	$12,608,181	$22,242,092	$30,174,561

COST OF REVENUES	10,138,628	9,557,236	17,665,171	22,571,010

GROSS PROFIT	2,694,235	3,050,945	4,576,921	7,603,551

OPERATING EXPENSES:
Depreciation	373,924	340,208	748,536	420,795
Selling, general and administrative	751,544	1,028,695	1,417,667	1,860,496

Total Operating Expenses	1,125,468	1,368,903	2,166,203	2,281,291

INCOME FROM OPERATIONS	1,568,767	1,682,042	2,410,718	5,322,260

OTHER INCOME (EXPENSE):
Interest income	346	118	5,850	830
Interest expense	(70,363)	(32,826)	(160,396)	(62,528)
Foreign currency gain (loss)	1,115	(1,884)	5,391	(3,341)
Warrants modification expense	-	-	(235,133)	-
Other income	6,635	68,463	13,280	77,113

Total Other Income (Expense)	(62,267)	33,871	(371,008)	12,074

INCOME BEFORE INCOME TAXES	1,506,500	1,715,913	2,039,710	5,334,334

INCOME TAXES	435,130	545,954	665,545	1,499,215

NET INCOME	$1,071,370	$1,169,959	$1,374,165	$3,835,119

COMPREHENSIVE INCOME:
NET INCOME	$1,071,370	$1,169,959	$1,374,165	$3,835,119

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	59,938	1,084,955	511,640	1,490,783

COMPREHENSIVE INCOME	$1,131,308	$2,254,914	$1,885,805	$5,325,902

NET INCOME PER COMMON SHARE:
Basic	$0.42	$0.61	$0.58	$2.01
Diluted	$0.40	$0.47	$0.53	$1.51

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	2,572,753	1,919,660	2,370,138	1,906,203
Diluted	2,660,983	2,509,757	2,592,864	2,537,761

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2012	2011
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,374,165	$3,835,119
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	3,092,511	2,503,759
Amortization of land use rights	46,727	45,138
(Decrease) increase in allowance for doubtful accounts	(46,631)	166,640
Warrants modification expense	235,133	-
Stock-based compensation expense	101,590	214,807
Changes in assets and liabilities:
Restricted cash	-	(152,714)
Notes receivable	6,324	(139,095)
Accounts receivable	(825,725)	1,439,402
Inventories	(1,603,500)	(705,682)
Prepaid value-added taxes on purchases	913,184	752,472
Prepaid and other current assets	(32,988)	(91,109)
Advances to suppliers	(1,379,275)	(1,610,347)
Bank acceptance notes payable	-	152,714
Accounts payable	(188,919)	(2,838,972)
Accrued expenses	171,338	438,205
VAT and service taxes payable	54,685	(82,407)
Income taxes payable	(112,101)	(605,803)
Advances from customers	1,217,798	1,139,208

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,024,316	4,461,335

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,263,008)	(4,796,171)

NET CASH USED IN INVESTING ACTIVITIES	(3,263,008)	(4,796,171)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	(127,477)	-
Proceeds from bank loans	2,213,264	1,832,570
Repayment of bank loans	(1,897,083)	(1,374,428)
Decrease in restricted cash	31,618	-
Decrease in bank acceptance notes payable	(31,618)	-
Proceeds from sale of common stock	-	125,000
Proceeds from exercise of warrants	198,142	400,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	386,846	983,142

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	6,551	29,087

NET INCREASE IN CASH AND CASH EQUIVALENTS	154,705	677,393

CASH AND CASH EQUIVALENTS - beginning of period	1,152,607	947,177

CASH AND CASH EQUIVALENTS - end of period	$1,307,312	$1,624,570

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$160,396	$62,528
Income taxes	$777,646	$2,105,018

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Series A preferred converted to common shares	$13,198	$936
Common stock issued for future service	$54,880	$113,317

Reconciliation of Net Income to Adjusted EBITDA
(Amounts expressed in US$)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Net Income	$1,071,370	$1,169,959	$1,374,165	$3,835,119
Add: Income Tax	435,130	545,954	665,545	1,499,215
Add: Interest expense, net	70,017	32,708	154,546	61,698
Add: Warrant modification expense	-	-	235,133	-
Add: Depreciation and Amortization	1,568,510	1,349,467	3,139,238	2,548,897
EBITDA	$3,145,027	$3,098,088	$5,568,627	$7,944,929

Reconciliation of Net Income to Non-GAAP Net Income
(Amounts expressed in US$)

	For the Six Months Ended June 30,
	2012	2011

Net Income	$1,374,165	$3,835,119
Add: Warrant modification expense	235,133	-
Non-GAAP Net Income	$1,609,298	$3,835,119
Non-GAAP Diluted EPS	$0.62	$1.51